Exhibit 16.1

FORM 8-K ATTACHMENT - CHANGE OF ACCOUNTANTS’ LETTER
April 15, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Zoom Telephonics Inc. under Item 4.01 of its Form 8-K dated April 14, 2021. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Zoom Telephonics Inc. contained therein.

Very truly yours,

Marcum LLP